Exhibit 1.5

FPDSavills Upgrades to Pivotal 5
Global property services provider upgrades more than 1000 users to Pivotal 5

Vancouver, B.C. — May 12, 2004 — Pivotal Corporation, a CDC Software company and a leading CRM solution provider for mid-sized enterprises, today announced that FPDSavills, a global provider of personalized property services, has rolled out Pivotal 5 to more than 1000 users across Europe. FPDSavills has realized a 100 percent end-user acceptance rate with this new product set. Having achieved success with the use of Pivotal in Europe, the company is now entering a new phase aimed at centralizing its core business systems to include the Asia Pacific regions.

Founded in 1855, FPDSavills is one of the leading international property consultant and real estate firms in the world. With many property services markets experiencing considerable growth, the company recognized that the distinguishing factor in capitalizing on this growth was efficient, highly personalized customer service. To address this opportunity, FPDSavills required a flexible, easy to use CRM product that could be deployed rapidly. After an extensive evaluation of CRM products including Siebel, the company selected Pivotal in the late 1990s. Shortly after the launch of Pivotal 5, FPD made the decision to upgrade.

“Pivotal 5 is the metaphorical dashboard and engine of our business,” said Richard Coleman, Group IT Director, Savills plc. “With Pivotal as a single system we are managing the complete process of selling properties from marketing a property to invoicing vendors. As a result, we are in a far stronger position to drive our business forward into the next phase of growth. Pivotal 5 has taken FPDSavills from Victorian to Virtual.”

User adoption is a critical factor in the success of any CRM initiative. To accomplish a strong user acceptance rate, FPDSavills has made user training an integral element of the deployment planning process throughout its long-term Pivotal CRM initiative. Pivotal’s intuitive, user-friendly products combined with FPDSavills proactive employee training program has resulted in a 100 percent acceptance rate — increasing employee satisfaction and reducing turnover of critical employees. This synergy of people and technology has allowed the company to shorten sales cycles, improve closure rates, increase client acquisitions and develop up-sell and cross-sell opportunities.

According to Bo Manning, president and CEO, Pivotal, “FPDSavills is further differentiating itself as a property services company that delivers on the promise of highly personalized service to both its residential and commercial clients around the world. By using the latest CRM technologies to innovate its customer facing process, FPDSavills is demonstrating that it is committed to delivering the highest standard of service and results to its clients.”

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About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: CIBC, Centex Homes, Farm Credit Services of America, HarperCollins Publishers, Hitachi Telecom Inc., Palm, Inc., Pharmacia Corporation, Premera Blue Cross, Royal Bank of Canada, Sharp Electronics Corporation, Southern Company, Vivendi and WebEx Communications.

Pivotal’s complete CRM software suite includes a powerful application platform, capabilities in, contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause actual results of events to differ materially from those anticipated in our and chinadotcom’s forward-looking statements. Factors that could cause actual results to differ materially include a number of risks, uncertainties and other factors, such as the need to develop, integrate and deploy applications to meet our customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on our customer’s satisfaction with Pivotal’s CRM software, its continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Although we and chinadotcom believe that the expectations reflected in our and chinadotcom’s forward-looking statements are reasonable, individual results may vary, and neither we nor chinadotcom can guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we, chinadotcom nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements.

For further information, please contact:

Craig Clark
Tel      : (604) 699 8536
Email  : cclark@pivotal.com

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